Exhibit 99.1

Former Congressman George Holding Joins Trump Media Board

Holding Fills Vacancy Left by Education Secretary Linda McMahon

SARASOTA, Fla., March 7, 2025 (GLOBE NEWSWIRE) -- The Board of Directors of Trump Media and Technology Group Corp. (Nasdaq: DJT) ("TMTG"), operator of the social media platform Truth Social, the streaming platform Truth+, and the FinTech brand Truth.Fi, has voted to appoint former Congressman George Holding to the TMTG Board of Directors.

On the Board, Mr. Holding will replace Linda McMahon, who stepped down upon her appointment as Secretary of Education in the Trump Administration.

TMTG CEO and Chairman Devin Nunes said, "Linda was a fantastic, hard-working board member, and we appreciate her commitment to our mission and all the contributions she made to the company. Based on her long track record of success throughout her career, we have no doubt she will excel as Secretary of Education and as a member of President Trump’s Cabinet. Concurrently, the Board extends a warm welcome to George Holding. With his extensive experience as a congressman and his wide-ranging legal background, George will bring a valued, fresh perspective to the Board as TMTG strives to fulfill its plan to diversify into new industries and explore possible mergers and acquisitions."

Since 2021, Mr. Holding has worked as a Managing Director of Government Relations for Blackstone, Inc, where he advises on geopolitics, performs due diligence, and engages with policymakers.  He previously served as a Member of Congress from 2013 to 2021, serving on the Ways and Means Committee, Judiciary Committee, Foreign Affairs Committee, Budget Committee, and Ethics Committee. Prior to his election, he served as a United States Attorney, First Assistant United States Attorney, counsel to a United States Senator, and clerk for a U.S. District Court judge, as well as a lawyer in private practice. Mr. Holding has handled a wide variety of issues relating to tax, trade, healthcare, foreign affairs, national security, and intellectual property.

About TMTG

The mission of TMTG is to end Big Tech's s assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations, as well as Truth+, a TV streaming platform focusing on family-friendly live TV channels and on-demand content. TMTG is also launching Truth.Fi, a financial services and FinTech brand incorporating America First investment vehicles.

Investor Relations Contact

Shannon Devine (MZ Group | Managing Director - MZ North America)
Email: shannon.devine@mzgroup.us

Media Contact

press@tmtgcorp.com